     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997
                                                           REGISTRATION NO. 333-
================================================================================
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            _______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            _______________________
                               RAYTHEON COMPANY
            (Exact name of Registrant as specified in its charter)

          DELAWARE                                      04-1760395
   (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                      Identification No.)
                            _______________________
              141 SPRING STREET, LEXINGTON, MASSACHUSETTS  02173
                                (617) 862-6600
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            _______________________

                              THOMAS D. HYDE, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                RAYTHEON COMPANY
                               141 SPRING STREET
                        LEXINGTON, MASSACHUSETTS  02173
                                 (617) 862-6600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        Copies of all communications to:
         ADAM O. EMMERICH, ESQ.                        KRIS F. HEINZELMAN, ESQ.
     WACHTELL, LIPTON, ROSEN & KATZ                    CRAVATH, SWAINE & MOORE
          51 WEST 52ND STREET                             825 EIGHTH AVENUE
       NEW YORK, NEW YORK  10019                      NEW YORK, NEW YORK 10019
             (212) 403-1000                                (212) 474-1000

                            _______________________
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.
                            _______________________
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                    CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
                   SECURITIES                        AMOUNT TO BE      OFFERING PRICE         AGGREGATE        REGISTRATION
                TO BE REGISTERED                      REGISTERED        PER UNIT (1)     OFFERING PRICE(1)(2)     FEE (3)
-----------------------------------------------------------------------------------------------------------------------------
Debt Securities (5)(8)..........................         (4)                   (4)                (4)               (4)
Preferred Stock, no par value (6)(8)............         (4)                   (4)                (4)               (4)
Common Stock, par value $1.00 per share (7)(8)..         (4)                   (4)                (4)               (4)
Warrants (9)....................................         (4)                   (4)                (4)               (4)
-----------------------------------------------------------------------------------------------------------------------------
Total:..........................................  $3,000,000,000(10)          100%         $3,000,000,000(8)     $909,091(3)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                            (footnotes on next page)


  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE SECURITIES OF THE COMPANY PREVIOUSLY REGISTERED UNDER THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-59241). THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-59241).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(footnotes from previous page)
_________________

(1) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").
(3) A filing fee of $301,724 was previously paid in connection with registration statements filed earlier relating to the registration of an aggregate of $875,000,000 of securities of the Company.
(4) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.
(5) Subject to note (10) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $3,000,000,000 less the dollar amount of any securities previously issued hereunder.
(6) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock of the Company as may be sold from time to time.
(7) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Common Stock of the Company as may be sold from time to time.
(8) Subject to note (10) below, there is being registered hereunder an indeterminate principal amount of Debt Securities, and an indeterminate number of shares of Preferred Stock and Common Stock of the Company, as shall be issuable upon conversion or redemption, or upon the exercise of Warrants of the Company registered hereunder of Debt Securities, Preferred Stock or Common Stock of the Company, as the case may be, registered hereunder.
(9) Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of Warrants of the Company, representing rights to purchase certain of the Debt Securities, Preferred Stock or Common Stock of the Company registered hereunder.
(10) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $3,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 Subject to Completion, Dated May 23, 1997

PROSPECTUS
[LOGO] RAYTHEON

                               RAYTHEON COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                              ___________________

  Raytheon Company (the "Company" or "Raytheon") may offer from time to time, in one or more series, (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) warrants to purchase Debt Securities (the "Debt Warrants"),
(iv) shares of serial preferred stock, without par value, in one or more series ("Preferred Stock"), (v) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vi) shares of common stock, $1.00 par value per share ("Common Stock"), or (vii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), in amounts, at prices, and on terms to be determined by market conditions at the time of offering. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Stock, Common Stock and Securities Warrants are referred to herein collectively as the "Offered Securities."

  The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Offered Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any index or formula for determining the amount of any principal, premium, or interest fund provisions, the currency or currency unit in which principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities and any provisions for the conversion or exchange of such Debt Securities; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any conversion or exchange provisions; (iii) in the case of Common Stock, the number of shares; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability; and (v) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Company's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Any Common Stock offered hereby will be listed, subject to notice of issuance, on such exchanges.

  The Debt Securities of any series may be issued with Securities Warrants. The Debt Securities may be Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities, when issued, will rank on a parity with all the unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated in right of payment to all obligations of the Company to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. See "Description of Debt Securities - Subordination of Subordinated Debt Securities."

  The Offered Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company, underwriters or dealers are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company will be set forth in a Prospectus Supplement.

                             ____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ____________________

                The date of this Prospectus is May 23, 1997.

(CONTINUED FROM COVER PAGE)


  The Offered Securities may be issued in one or more series or issuances and will be limited to $3,000,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

  The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the web site (http://www.sec.gov) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges, where reports, proxy statements and other information concerning the Company can also be inspected. The offices of the New York Stock Exchange are located at 20 Broad Street, New York, New York 10005.

     The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the Offered Securities. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, including the exhibits filed as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

      (b) The Company's Current Reports on Form 8-K dated January 6, 1997 and January 17, 1997; and

      (c) The Company's Current Report on Form 8-K dated May 23, 1997, which includes:

         (i) The audited statement of assets to be acquired and liabilities to be assumed of the Defense Business of Texas Instruments (as defined below) as of December 31, 1996 and December 31, 1995 and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996.

         (ii) The audited combined balance sheet of the A&D Business of HEC (as defined below) as of December 31, 1996 and December 31, 1995 and the related combined statements of earnings and parent company's net investment and combined statement of cash flows for each of the three years in the period ended December 31, 1996.

         (iii) Raytheon Company pro forma condensed combined statement of financial condition at March 30, 1997, and pro forma condensed combined statements of earnings for the twelve months ended December 31, 1996 and for the three months ended March 30, 1997, reflecting both the Acquisition (as defined below) and the Merger (as defined below).

         (iv) The unaudited statements of assets to be acquired and liabilities to be assumed of the Defense Business of Texas Instruments as of March 31, 1997 and the related statements of income cash flows for each of the three months ended March 31, 1997 and March 31, 1996.

         (v) The unaudited combined balance sheet of the A&D Business of HEC as of March 31, 1997 and December 31, 1996, and the related combined statement of income and Parent Company's net investment and combined statement of cash flows for the three months ended March 31, 1997 and March 31, 1996.

     All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are incorporated by reference into such documents). Such written requests should be addressed to: Secretary, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173. Telephone requests may be directed to the Secretary at
(617) 862-6600.

                                  THE COMPANY

     Raytheon is an international, high technology company which operates in four businesses: commercial and defense electronics, engineering and construction, aircraft and major appliances. Historically, the Company's principal business has been the design, manufacture and servicing of advanced electronic devices, equipment and systems for government and commercial use, and Raytheon remains a significant defense contractor in the United States.

     In the past year, as a result of the increasing consolidation in the defense industry, Raytheon has taken steps to strengthen its position as a
competitive defense contractor in the United States.   Currently, Raytheon's
defense electronics business includes Raytheon Electronics Systems, which is a major provider of ground-based air defense systems, air intercept missiles, ground-based and shipboard radars, military communications systems, and naval combat control, sonar and minehunting systems, as well as Raytheon E-Systems, which is a leader in defense systems integration and provides reconnaissance and surveillance, command, control, communications and intelligence systems, mass data collection, interpretation and dissemination, specialized aircraft modification services and ship-board and airborne countermeasures systems to a wide variety of customers worldwide. In addition, during 1997 Raytheon plans to consummate the Acquisition of the defense business of Texas Instruments Incorporated ("Texas Instruments") and the Merger of Raytheon with the aerospace and defense business (the "A&D Business") of Hughes Electronics Corporation ("HEC").

     Raytheon Engineers & Constructors is one of the largest engineering, construction, and operations and maintenance organizations in the world. Raytheon Aircraft is the world leader in general aviation, offering the most extensive product line in the industry. Raytheon Appliances markets some of the finest brand names in appliances, including Amana refrigerators, microwave ovens, cooking surfaces and washer and dryers as well as Speed Queen, Huebsch and UniMac commercial laundry equipment.

     The address of the principal executive office of the Company is 141 Spring Street, Lexington, Massachusetts 02173. The telephone number of the Company is
(617) 862-6600.

                                THE ACQUISITION

     On January 6, 1997, the Company entered into an Asset Purchase Agreement with Texas Instruments, pursuant to which the Company agreed to purchase substantially all of the assets of, and to assume substantially all of the liabilities related to, the Defense Systems and Electronics Business (the "Defense Business") of Texas Instruments (the "Acquisition") for an aggregate amount of $2.875 billion in cash, subject to adjustment for certain changes in the net assets of the Defense Business between September 30, 1996 and the closing date of the purchase. In addition, the Company agreed to pay $75 million in respect of a certain related assignment and license of certain related intellectual property. The Defense Business is a leader in precision-guided munitions and Long Range Precision Strike programs, and has strong positions in P-3 and S-3 ocean surveillance, F-22 airborne radars, and the LANTIRN terrain-following radar. The Defense Business also produces electro-optics products. The Acquisition is subject to Hart-Scott-Rodino antitrust review and is expected to close in the second quarter of 1997.

                                   THE MERGER

     On January 16, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with HE Holdings, Inc. ("Hughes"), a Delaware corporation and an indirect, wholly owned subsidiary of General Motors Corporation, a Delaware corporation ("GM"), pursuant to which the Company agreed to merge with and into Hughes (the "Merger"), with the combined company to be called Raytheon Company.

     Immediately prior to the consummation of the Merger, Hughes will be spun off to the holders of GM's $1-2/3 and Class H common stocks in a transaction intended to be tax-free to Hughes, GM and such holders. Immediately prior to the spin-off, GM will consummate a series of transactions such that, at the time of the spin-off, Hughes will consist of the A&D Business of HEC, the parent corporation of Hughes. In connection with the spin-off and the Merger, two classes of common stock will be created: Class A common stock, which will be held by GM's $1-2/3 and Class H stockholders after the spin-off; and Class B common stock.

     Immediately following the spin-off of Hughes, Raytheon and Hughes will consummate the Merger. In the Merger, Raytheon's stockholders will receive Class B common stock. The Class B common stock will represent approximately 70 percent of the equity of the combined company, and the Class A common stock will represent the remaining approximately 30 percent of the equity.

     The Merger Agreement provides that Hughes' total debt as of the time of the Merger will be adjusted to reflect variations in the market price of Raytheon stock, subject to specified limits. Prior to the Merger, the Company has agreed that Hughes may borrow, and become liable to repay, up to approximately $4.4 billion, which amount will be contributed by Hughes to a subsidiary of Hughes the stock of which will then be distributed to GM and/or used by Hughes to repay indebtedness to other GM subsidiaries. Accordingly, the proceeds of such loan will not be assets of Hughes as of the time of the Merger. The actual amount that may be so applied will be determined by subtracting from $9.5 billion any other outstanding debt of Hughes as of the Effective Time and the product of (x) the number of shares of Class A common stock to be issued to GM's $1-2/3 and Class H stockholders (102,630,503 shares) and (y) the average closing market price of the Common Stock during the 30-day period ending on the fifth day prior to consummation of the Merger; provided that in the event such average price is less than $44.42, it will be deemed to be $44.42, and in the event such price is more than $54.29, it shall be deemed to be $54.29. Based upon the midpoint of this range, the 102,630,503 shares to be distributed to GM stockholders will have a value of approximately $5.1 billion. The balance of the $9.5 billion transaction value would then be made up of approximately $4.4 billion in Hughes debt. In the event that the average stock price is $44.42 or less, the amount of the Hughes debt would be approximately $4.9 billion;

in the event the average stock price is $54.29 or more, the amount of Hughes debt would be approximately $3.9 billion. Such debt would become a liability of the combined company following the Merger.

     The transaction is subject to, among other things, approval by Raytheon's stockholders, certain regulatory approvals (including Hart-Scott-Rodino antitrust review), approval of the spin-off and related transactions by the holders of GM's $1-2/3 and Class H common stocks, and the receipt by GM of rulings from the Internal Revenue Service relating to certain U.S. federal income tax consequences of the transaction.

     The A&D Business has approximately 40,000 employees, principally in the states of California, Arizona, Indiana, Texas and Virginia. The A&D Business is a major supplier of advanced defense electronics systems and services, principally in naval systems, airborne and surface radars, air intercept missiles, and training simulators and services. The A&D Business also supplies air traffic control systems to the U.S. Federal Aviation Administration and to foreign governments, and is active in the fields of global positioning systems and infrared/electro-optics.

     The A&D Business is also the provider of tactical communications and military radios, including the U.S. Army's Tactical Command and Control System, AFATADS (Advanced Field Artillery Tactical Data Systems) and a wide array of tactical radios. The A&D Business also provides trainers and simulators for helicoptor and fixed-wing aircraft.

                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used by the Company to finance the Acquisition, including by refinancing commercial paper borrowings and/or bank borrowings, with various maturities and bearing interest at various rates, that may be incurred to finance the Acquisition or other capital expenditures and working capital requirements and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for each of the Company's fiscal years 1996, 1995, 1994, 1993 and 1992:

                            FISCAL YEAR ENDED DECEMBER 31,

                    1996      1995       1994      1993      1992
                    ----      ----       ----      ----      ----

                     4.6       6.0       12.0      18.1      11.9

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings, taxes on income and fixed charges (less capitalized interest) and fixed charges consist of interest expense, amortization of debt discount and expense, the portion of rents representative of an interest factor and capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture, dated as of July 3, 1995 (the "Senior Indenture"), between the Company and The Bank of New York, as trustee. The Subordinated

Debt Securities are to be issued under a second Indenture, dated as of July 3, 1995 (the "Subordinated Indenture"), also between the Company and The Bank of New York, as trustee. Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission and are incorporated by reference as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." The Bank of New York is hereinafter referred to as the "Senior Debt Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Debt Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Debt Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Company in each Place of Payment maintained by the Company and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities (Sections 301, 305, 307 and 1002). The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof (Section 302). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (Section 305).

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) any limit on the aggregate principal amount of the Offered Debt Securities; (iv) the Person to whom any interest on the Offered Debt Securities is payable if other than the Person in whose name any such Offered Debt Securities are registered; (v) the date or dates on which the principal of the Offered Debt Securities will mature; (vi) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue; (vii) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (viii) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (ix) any mandatory or optional sinking funds or analogous provisions; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (xi) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (xii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (xiv) the currency of payment of principal of and any premium and interest on the Offered Debt Securities and, if other than United States currency, the manner of determining the equivalent thereof in United States currency for any purpose; (xv) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Debt Securities; (xvi) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; (xvii) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (xviii) whether the Debt Securities are convertible into any other securities and the terms and conditions of such convertibility; (xix) any additional Event of Default, and in the case of any Offered Debt Securities that are Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; and (xx) any other terms of the Offered Debt Securities (Section 301).

     Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof (Section 101).

     The Applicable Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (i) Debt Securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (ii) Debt Securities with respect to which principal, premium, or interest is payable in a foreign or composite currency,
(iii) Original Issue Discount Securities, and (iv) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) (Section
1301). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities (Section 1302). In the event of the acceleration of the Maturity of any Subordinated Debt Securities of any series, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to re-ceive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or on account of the purchase or other acquisition of Subordinated Debt Securities of such series (Section 1303). Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities or on account of the purchase or other acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an Event of Default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default (Section 1304).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, and premium, if any, and interest on (i) all indebtedness of the Company for money borrowed, other than the Subordinated Debt Securities, and any other indebtedness of the Company represented by a note, bond, debenture or other similar evidence of indebtedness (including indebtedness of others guaranteed by the Company), in each case whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (A) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (B) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (C) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles (Section 101).

     The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness, that may be issued by the Company or any of its Subsidiaries.

EVENTS OF DEFAULT

     The Senior Indenture (with respect to any series of Senior Debt Securities then Outstanding) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities then Outstanding), define an Event of Default as any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (ii) default in the payment of the principal of, or premium, if any, on any Debt Security of that series at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iii) failure to deposit any sinking fund payment when and as due by the terms of a Debt Security of that series (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iv) failure to perform any other covenants or agreements of the Company in the Applicable Indenture (other than covenants or agreements included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereun-der other than that series) and continuance of such default for a period of 60 days after either the Debt Trustee or the Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series have given written notice specifying such failure as provided in the Applicable Indenture;
(v) certain events in bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default occurs with respect to Debt Securities of any series, the Debt Trustee shall give the Holders of Debt Securities of such series notice of such default, provided, however, that in the case of a default described in (iv) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (Section 602).

     If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Debt Trustee or the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Debt Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in clause (v) (i.e., certain events in bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any other covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

     The Indentures provide that, subject to the duty of the Debt Trustee during default to act with the required standard of care, the Debt Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debt Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Debt Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee, with respect to the Debt Securities of that series (Section 512).

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless: (i) such Holder previously has given to the Debt Trustee under the Applicable Indenture written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the Debt Trustee to institute such proceeding as trustee; (iii) in the 60-day period following receipt of a written notice from a Holder, the Debt Trustee has not received from the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (iv) the Debt Trustee shall have failed to institute such proceeding within such 60-day period (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security (Section 508).

     The Company is required to furnish to the Debt Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (Section 1005).

     Any payment default on any Debt Security regardless of amount, where the aggregate principal amount of the series of such Debt Security exceeds $25 million, or any other default that causes acceleration of any such Debt Security, would give rise to a cross-default under the Company's $3 Billion Credit Agreement dated April 28, 1995. In certain circumstances, payment defaults on debt securities may give rise to cross-defaults under guarantees of the Company related to various receivables facilities of certain subsidiaries of the Company.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), the Company may elect either (i) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities concerning the subordination provisions described under "Subordination of Subordinated Debt Securities" and any other covenants applicable to such Debt Securities which are determined pursuant to Section 301 of the Applicable Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (iv) under "Events of Default" above (insofar as with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in the case of either (i) or (ii) if the Company deposits, in trust, with the Debt Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of and premium, if any, and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Company) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things (A) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Applicable Indenture shall have occurred and be continuing on the date of such deposit, (B) such deposit will not cause the Debt Trustee to have any conflicting interest with respect to other securities of the Company and (C) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a subsequent Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (ii) in the preceding paragraph. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the subsequent occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Debt Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (See Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Debt Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Debt Securities of all series issued under the Indenture and affected by the modification or amendments (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby (i) change the stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The Holders of a majority of the aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants (Section 513).

CERTAIN COVENANTS OF THE CORPORATION

     Limitation on Liens. The Company may not, nor may it permit any Significant Subsidiary (as defined below) to, create, incur, assume or permit to exist any Lien (as defined below) on any property or asset (including any stock or other securities of any Person, including any Significant Subsidiary), or on any income or revenues or rights in respect of any thereof, unless the Debt Securities of any series then or thereafter Outstanding shall be equally and ratably secured. This restriction does not apply, however, to (i) Liens on property or assets of the Company and its Subsidiaries existing on the date of the Indenture, provided that such Liens shall secure only those obligations which they secure as of the date of the Indenture; (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that (x) such Lien is not created in contemplation of or in connection with such acquisition and (y) such Lien does not apply to any other property or assets of the Company or any Subsidiary; (iii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (iv) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (v) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; (vi) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) Liens upon any property acquired, constructed or improved by the Company or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Company or any Subsidiary; (ix) Liens on the property or assets of any Subsidiary in favor of the Company; (x) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (ix) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; (xi) any Lien, of the type described in clause (iii) of the definition below of the term "Lien", on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided such sale or disposition is otherwise permitted hereunder;
(xii) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Company or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); (xiii) Liens on the capital stock or assets of any Subsidiary that is not a Significant Subsidiary; and
(xiv) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (xiv) does not exceed 15% of the Stockholders' Equity (as defined below) as shown on the most recent consolidated balance sheet of the Company filed with the Commission pursuant to the Exchange Act.

     Limitation on Sale/Leaseback Transactions. Transactions involving any sale and leaseback by the Company or any Significant Subsidiary of any Principal Property (as defined below) are prohibited, unless the Company or any such Significant Subsidiary, within 120 days after the effective date of the lease, applies to the retirement of any Funded Debt (as defined below) an amount equal to the greater of (i) the net proceeds of the sale of the property leased or
(ii) the fair market value of the property leased within 90 days prior to the effective date of the lease. The amount to be so applied in respect of any such transaction will be reduced, however, by the principal amount of any Debt Securities surrendered to the Debt Trustee by the Company for cancellation and by the principal amount of Funded Debt other than Debt Securities, voluntarily retired by the Company, within 120 days after the effective date of the lease, provided that no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to the Company or any Significant
Subsidiary: (i) entering into any transaction not involving a lease with a term of more than three (3) years; (ii) entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted under the covenant described above under "Limitation on Liens" or
(iii) entering into any transaction for the sale and leaseback of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property.

     Leveraged Transactions. Except for the limitations on liens and sale/leaseback transactions referred to above and on consolidations, mergers or transfers of the Company's assets substantially as an entirety referred to below, the Indentures and the terms of the Debt Securities do not contain any covenants or other provisions designed to afford holders of any Debt Securities protection in the event of a highly leveraged transaction involving the Company.

     Applicability of Covenants. Any series of Securities may provide that either or both of the covenants described above shall not be applicable to the Securities of such series (Section 301).

CERTAIN DEFINITIONS.

     Certain terms are defined in the Indenture and are used in this Prospectus as follows:

     "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

     "GAAP" means generally accepted accounting principles applied on a consistent basis.

     "Indebtedness" of any Person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such Person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

     "Lien" means, with respect to any asset of any Person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities that constitute assets of such Person, any purchase option, call or similar right of a third party with respect to such securities.

     "Permitted Receivables Program" means any receivables securitization program pursuant to which the Company or any of the Subsidiaries sells accounts receivable to any non-Affiliate in a "true sale" transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet (excluding the footnotes thereto) of the Company or any Subsidiary in accordance with GAAP and applicable regulations of the Commission.

     "Principal Property" means (i) the Company's principal office building and
(ii) any manufacturing plant or principal research facility of the Company or any Significant Subsidiary which is located within the United States of America or Canada, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

     "Significant Subsidiary" means, at any time, any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect on the date of the Indenture.

     "Stockholders' Equity" means, at any date of determination, the stockholders' equity at such date of the Company and its Subsidiaries, as determined in accordance with GAAP.

     "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person unless any successor or purchaser is a corporation or-ganized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture. The Debt Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions (Article Eight).

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or any other security, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities, will be set forth in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the Applicable Prospectus Supplement (Sections 204 and 305).

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Applicable Prospectus Supplement.

CONCERNING THE DEBT TRUSTEE

     The Bank of New York is Debt Trustee under the Indentures. The Debt Trustee performs services for the Company in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate (the "Applicable Prospectus Supplement"). Certain other terms of any series of the Preferred Stock offered by the Applicable Prospectus Supplement will be described in the Applicable Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended to date (the "Restated Certificate of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

     The Company has authorized 3,000,000 shares of Serial Preferred Stock, without par value, of which no shares are currently outstanding. The Board of Directors has been authorized, subject to certain limitations set forth in the Restated Certificate of Incorporation of the Company, to issue shares of Serial Preferred Stock in one or more series, by resolution providing for the issuance of such series, and to (i) fix the number of shares which will constitute such series and the designation thereof, (ii) fix the stated value, if any, of such series and the consideration for which shares of such series may be issued,
(iii) determine the voting rights of shares of such series, (iv) determine the terms and conditions, if any, under which such series may be redeemable, (v) determine whether shares of such series will be subject to the operation of a retirement or sinking fund, (vi) determine the rate of any dividends payable with respect to shares of such series and any preferences or relations to dividends payable with respect to shares of other classes of the Company's capital stock, (vii) determine the rights of shares of such series upon the dissolution of the Company, (viii) determine if shares of such series are convertible into or exchangeable for shares of another class or classes of capital stock of the Company and the rates or prices at which shares of such series are convertible or exchangeable, and (ix) determine such other preferences and relative, participating, optional or other special rights and qualifications of shares of such series as are not inconsistent with the terms of the Restated Certificate of Incorporation. To the extent permitted by the resolutions of the Board of Directors authorizing any such series of Preferred Stock, a duly authorized committee of the Board of Directors may determine certain of the designations described above which are made with respect to such series.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Applicable Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for the specific terms of such series.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

     In the event that the Company issues any Preferred Stock pursuant to the Applicable Prospectus Supplement, unless otherwise noted in the Applicable Prospectus Supplement, State Street Bank and Trust Company of Boston, Massachusetts will be the registrar and transfer agent for such Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Applicable Prospectus Supplement. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Applicable Prospectus Supplement.

     Such dividends may be cumulative or noncumulative, as provided in the Applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date fixed by the Board of Directors. Unless dividends on all outstanding shares of series of Preferred Stock having cu-mulative dividend rights have been fully paid, no dividend (other than stock dividends) may be paid on the Common Stock or any other class of stock ranking junior to the Preferred Stock.

LIQUIDATION PREFERENCES

     Unless otherwise specified in the Applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount (if any) set forth in the Applicable Prospectus Supplement, together with any unpaid cumulative dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series and of any other series of equal preference will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series that has a liquidation preference of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company. A consolidation, merger or sale of substantially all of the assets of the Company would not be considered a "liquidation" within the meaning of the foregoing provisions.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the Applicable Prospectus Supplement. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock of the Company.

CONVERSION AND EXCHANGE RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock, or another series of Preferred Stock, or any other security will be set forth in the Applicable Prospectus Supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock, the shares of another series of Preferred Stock or the amount of any other securities to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Applicable Prospectus Supplement.

VOTING

     So long as there are any shares of Preferred Stock outstanding, the Company would be prohibited, without the affirmative vote of at least two-thirds of the outstanding Preferred Stock, from (i) authorizing a new class of stock which ranks senior in the payment of dividends or in liquidation preference to the Preferred Stock, or (ii) altering materially the rights of the Preferred Stock, unless in either case provision is made for the redemption of all shares of Preferred Stock at the time outstanding. So long as there are any shares of Preferred Stock outstanding, without the affirmative vote of at least a majority of the outstanding Preferred Stock, the Company would be prohibited from authorizing any class of stock which ranks on a parity as to payment of dividends or liquidation preference with the Preferred Stock, unless provision is made for the redemption of all shares of Preferred Stock at the time outstanding. If accrued dividends on any series of Preferred Stock have not been paid or set aside in an amount equivalent to six quarterly dividends or three semiannual dividends, the holders of all outstanding shares of all series of Preferred Stock, voting separately as a class, would be entitled to increase the number of directors of the Company by two and elect the two additional directors. These directors would serve until all accrued and unpaid dividends on all outstanding shares of Preferred Stock had been paid or set aside in full. Except for the specific voting rights summarized above in this paragraph, the holders of any series of Preferred Stock would have only such voting rights as may be authorized by the Board of Directors of the Company in establishing the terms of that series.

                          DESCRIPTION OF COMMON STOCK

COMMON STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of 400,000,000 shares of Common Stock, par value $1.00 per share. As of April 27, 1997, there were 236,284,954 shares of Common Stock outstanding.

     Subject to the rights of the holders of any Preferred Stock, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding Common Stock is fully paid and non-assessable.

     State Street Bank and Trust Company of Boston, Massachusetts is the registrar and transfer agent for the Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following summary of certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws (the "Amended and Restated By-Laws") does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Amended and Restated By-Laws which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

     Fair Price Provisions. The Company's Restated Certificate of Incorporation requires approval by holders of at least 75% of the Company's outstanding voting stock for mergers and certain other corporate transactions ("Business Transactions") that involve a beneficial owner of (or person that has announced an intention to acquire) 10% or more of the voting stock of the Company (a "Related Person"), unless (i) the transaction has been approved by a majority of certain directors ("Continuing Directors") who constitute a majority of the entire Board of Directors of the Company at such time or (ii) certain fair price criteria and procedural requirements are satisfied. These provisions of the Restated Certificate of Incorporation may be amended or repealed only by the vote of the holders of 75% or more of the voting stock of the Company, or by the vote of holders of a simple majority of the voting stock of the Company if the Board of Directors is composed entirely of Continuing Directors and unanimously approves the amendment or repeal.

     A "Continuing Director" is any member of the Board of Directors who is not an affiliate or associate of the Related Person involved in a particular Business Transaction and was or becomes a director prior to the time that the Related Person became a Related Person, or is elected or recommended for election by the stockholders by a majority of the then Continuing Directors.

     The fair price criteria require that in the event of a Business Transaction in which cash or other consideration would be paid to the Company's stockholders, (i) the consideration to be received by the stockholders be either cash or the same type of consideration used by the Related Person to acquire the largest portion of such Related Person's shares, and (ii) the fair market value of such consideration to be received per share of Common Stock be not less than the highest per share price paid by the Related Person in acquiring any Common Stock of the Company within two years before becoming and while a Related Person, or if higher the per share price on the date of first public announcement of the Business Transaction.

     The fair price criteria also require that the aggregate amount of cash and fair market value of other consideration to be received by holders of shares of voting stock other than Common Stock shall be the higher of: (i) the highest per share price paid by the Related Person in acquiring such voting stock within two years before becoming and while a Related Person, or if higher the per share price on the date of first public announcement of the Business Transaction, and
(ii) the highest preferential liquidation amount per share to which such voting shares are entitled.

     The procedural requirements would not be satisfied if, (i) after a Related Person became a 10% voting stockholder, the Related Person acquired additional shares of voting stock of the Company, other than pursuant to a pro rata stock split or dividend, (ii) before consummation of the Business Transaction, the Related Person shall have received the benefit of any financial assistance or tax advantage provided by the Company not shared proportionately with all other stockholders, (iii) before consummation of the Business Transaction, the Related Person causes a material change in the Company's business, capital structure or dividend rates or policy, or (iv) the proposed Business Transaction shall not have been described in a proxy statement mailed to the Company's stockholders no later than 30 days prior to the consummation of such transaction, which proxy statement must prominently set forth any statements any of the Continuing Directors choose to make with respect to the advisability (or inadvisability) of the proposed Business Transaction and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment bank selected by a majority of the Continuing Directors as to the fairness (or not) to the Company's stockholders of the proposed Business Transaction.

     Classification of Directors; Advance Notice of Nominations. The Company's Restated Certificate of Incorporation and Amended and Restated By-Laws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each annual meeting of the Company's stockholders, the successors to the Directors whose terms expire that year shall be elected for a term of three years. Within the limit of not less than five nor more than 15 Directors, the number of Directors is fixed by the Board of Directors. Newly created Directorships and any vacancies on the Board of Directors are filled by a majority vote of the remaining Directors then in office, even if less than a quorum. Directors may be removed by the affirmative vote of the holders of a majority of the outstanding voting shares of the Company, but only for cause.

     Any stockholder intending to nominate a person for election as Director at a meeting of stockholders may do so only if written notice of the stockholder's intent to make such nomination, including certain related information specified in the Amended and Restated By-Laws, is given to the Secretary of the Company not later than 60 days or earlier than 90 days in advance of the annual meeting at which the nomination is to be made (or in the case of a special meeting, not later than the tenth day following the date on which notice of that meeting is first given to stockholders).

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a Person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities or shares of Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and State Street Bank and Trust Company of Boston, Massachusetts or another bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (v) U.S.

federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the Applicable Prospectus Supplement.

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Applicable Prospectus Supplement.

     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Some or all of the Offered Securities may be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

     Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the Offered Securities will be passed upon for the Company by Thomas D. Hyde, Esq., Vice President and General Counsel of the Company, and for any underwriters by Cravath,

Swaine & Moore of New York City. As of the date of this Prospectus, Thomas D. Hyde, Esq. holds 18,417 shares and options to acquire 87,518 shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated balance sheets of Raytheon Company as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of the Defense Business of Texas Instruments as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing. The financial statements of the A&D Business of HEC as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREUNDER OR THEREOF.

                            _____________________

                               TABLE OF CONTENTS

                                              Page
                                              ----
Available Information.........................  2
Incorporation of Certain Documents
  by Reference................................  2
The Company...................................  3
The Acquisition...............................  4
The Merger....................................  4
Use of Proceeds...............................  5
Ratio of Earnings to Fixed Charges............  5
Description of Debt Securities................  5
Description of Preferred Stock................ 14
Description of the Common Stock............... 17
Description of Securities Warrants............ 19
Plan of Distribution.......................... 20
Validity of Offered Securities................ 21
Experts....................................... 22



                                   FORM S-3

                            REGISTRATION STATEMENT

                               RAYTHEON COMPANY



                             ____________________

                              [LOGO] RAYTHEON

                             ____________________



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

        S.E.C. Registration Fee...........................    $  909,091
        Legal Fees and Expenses...........................       100,000
        Accounting Fees and Expenses......................        30,000
        Trustee's Fees and Expenses.......................        20,000
        Rating Agency Fees................................       160,000
        Blue Sky Fees and Expenses........................         2,000
        Printing and Engraving Fees.......................        90,000
        Miscellaneous.....................................        18,909
                                                              ==========
                                                              $1,330,000


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE COMPANY

     Section 145 of the General Corporation Law of the State of Delaware reads as follows:


          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees).

     Article 7 of the Registrant's Amended and Restated By-Laws provides as follows:

          SECTION 7.1. Litigation Brought By Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (other than an action by or in the right of the Corporation) (an "Action") by reason of the fact that he or she is or was a director or officer of the Corporation (a "Corporate Person"), or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another corporation, unincorporated association, business trust, partnership, joint venture, employee benefit plan, individual or other legal entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Action ("Expenses") if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

          SECTION 7.2. Litigation by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Corporate Person, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against Expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such Action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for willful negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of equity or other court shall deem proper.

          SECTION 7.3. Successful Defense. To the extent that a person who is or was a Corporate Person or who is or was serving in an Authorized Capacity of or for Another Entity at the request of the Corporation and has been successful on the merits or otherwise in defense of any Action referred to in Section 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against Expenses actually and reasonably incurred by him or her in connection therewith.

          SECTION 7.4.  Determination of Conduct.  Any indemnification under
     Section 7.1 or 7.2 of this Article (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections 7.1 or 7.2. Such determination shall be made (a) by the Board of Directors by a majority vote consisting of directors not at the time parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

          SECTION 7.5. Advance Payment. The Corporation shall advance Expenses reasonably incurred by any Corporate Person in any Action in advance of the final disposition thereof upon the undertaking of such party to repay the advance unless it is ultimately determined that such party is entitled to indemnification hereunder, if (a) the indemnitee furnishes the Corporation a written affirmation of his or her good faith belief that he or she has satisfied the standard of conduct in Section 7.1 or 7.2 and (b) a determination is made by those making the decision pursuant to Section 7.4 that the facts then known would not preclude indemnification under these By-Laws.

          SECTION 7.6. By-Law Not Exclusive. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or participant and shall inure to the benefit of the heirs, executors and administrators of such a person.

          SECTION 7.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the General Corporation Law of the State of Delaware.

          SECTION 7.8. Further Indemnification. The Chairman may grant to any employee or agent of the Corporation or its affiliates rights to indemnification and to be paid expenses incurred in defending any proceeding in advance of its final disposition.

          SECTION 7.9. Definition of Corporation. For purposes of this Article 7, references to "the Corporation" shall include, in addition to the surviving or resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article 7 with respect to the surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

          SECTION 7.10. Change in Law. Notwithstanding the foregoing provisions of Article 7, the Corporation shall indemnify any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity to the full extent permitted by the General Corporation Law of the State of Delaware or by any other applicable law, as may from time to time be in effect.

          SECTION 7.11. Jurisdiction in Court of Chancery. The Delaware Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145, Chapter 1, Title 8, Delaware Code or these By-Laws or under any agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Court of Chancery may summarily determine the Corporation's obligation to advance Expenses.

     Subparagraph 11 of Article Ninth of Registrant's Restated Certificate of Incorporation provides as follows:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of a Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware Corporation Law as so amended. No amendment to alter or repeal this subparagraph 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ITEM 16.  EXHIBITS.

      1.1 Form of Underwriting Agreement for the Senior Debt Securities and the Subordinated Debt Securities
    **1.2   Form of Underwriting Agreement for the Preferred Stock and Common
            Stock
     *2.1 Asset Purchase Agreement dated as of January 4, 1997 between Raytheon Company and Texas Instruments Incorporated, heretofore filed as an exhibit to the Company's Current

            Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 1997, is hereby incorporated by reference.
     *2.2   Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company and HE Holdings, Inc., heretofore filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 1997, is
            hereby incorporated by reference.
     *2.3   Implementation Agreement dated as of January 16, 1997 by and between
            Raytheon Company and General Motors Corporation, heretofore filed as an exhibit to the  Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 1997, is
            hereby incorporated by reference.
     *4.1   Indenture dated as of July 3, 1995 between Raytheon Company and The
            Bank of New York, Trustee, filed as an exhibit to Raytheon's
            Registration Statement on Form S-3, File No. 33-59241, is hereby incorporated by reference.
    **4.2   Form of Indenture relating to Subordinated Debt Securities
     *4.3   Form of Debt Securities relating to Senior Debt Securities (included in Exhibit 4.1)
    **4.4   Form of Debt Securities relating to Subordinated Debt Securities
            (to be included in Exhibit 4.2)
    **4.5   Form of Warrant Agreement.
      5.1   Opinion of Thomas D. Hyde, Esq., Vice President and General Counsel
            of the Company
      *12   Statement re: computation of ratios, heretofore filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, is hereby incorporated by reference.
     23.1   Consent of Thomas D. Hyde, Esq. (included in Exhibit 5.1)
     23.2   Consent of Coopers & Lybrand L.L.P.
     23.3   Consent of Ernst & Young LLP
     23.4   Consent of Deloitte & Touche LLP
       24   Power of Attorney (Filed herewith - see signature page)
     25.1   Form T-1 Statement of Eligibility of the Senior Debt Trustee and the
            Subordinated Debt Trustee.

____________________

    *  Incorporated herein by reference.
   ** To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         (A) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Raytheon Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the day of May 23, 1997.

                                RAYTHEON COMPANY

                                      /s/ Christoph L. Hoffmann
                                By __________________________________
                                         Christoph L. Hoffmann
                                         Executive Vice President
                                         Law and Corporate
                                         Administration, and Secretary

     We, the undersigned officers and Directors of Raytheon Company, hereby severally constitute and appoint Peter R. D'Angelo, Kenneth H. Colburn, Herbert Deitcher and Thomas D. Hyde and each of them singly, our true and lawful attorneys with full power to them, and each of them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and Directors to enable Raytheon Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 23, 1997 by the following persons in the capacities indicated.

              SIGNATURE                                      CAPACITY
              _________                                      ________

/s/  Dennis J. Picard                   Chairman of the Board of Directors
__________________________________      and Chief Executive Officer (Principal
  Dennis J. Picard                      Executive Officer) and Director


/s/  Peter R. D'Angelo                  Executive Vice President and Chief
__________________________________      Financial Officer (Principal Financial
  Peter R. D'Angelo                     Officer and Principal Accounting
                                        Officer)

/s/  Charles F. Adams                   Director
__________________________________
  Charles F. Adams

/s/  Francis H. Burr                    Director
__________________________________
  Francis H. Burr

/s/  Ferdinand Colloredo-Mansfeld       Director
__________________________________
 Ferdinand Colloredo-Mansfeld

/s/  Theodore L. Eliot, Jr.             Director
__________________________________
 Theodore L. Eliot, Jr.

/s/  John R. Galvin                     Director
__________________________________
 John R. Galvin

/s/  Barbara B. Hauptfuhrer             Director
__________________________________
 Barbara B. Hauptfuhrer

/s/  Richard D. Hill                    Director
__________________________________
 Richard D. Hill

/s/  L. Dennis Kozlowski                Director
__________________________________
 L. Dennis Kozlowski

/s/  James N. Land, Jr.                 Director
__________________________________
 James N. Land, Jr.

/s/  A. Lowell Lawson                   Director
__________________________________
 A. Lowell Lawson

/s/  Thomas L. Phillips                 Director
__________________________________
 Thomas L. Phillips

/s/  Warren B. Rudman                   Director
__________________________________
 Warren B. Rudman

/s/  Joseph J. Sisco                    Director
__________________________________
 Joseph J. Sisco

/s/  Alfred M. Zeien                    Director
__________________________________
 Alfred M. Zeien

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3

EXHIBIT NO.  EXHIBIT
-----------  -------

      1.1 Form of Underwriting Agreement for the Senior Debt Securities and the Subordinated Debt Securities
    **1.2   Form of Underwriting Agreement for the Preferred Stock and Common
            Stock

     *2.1 Asset Purchase Agreement dated as of January 4, 1997 between Raytheon Company and Texas Instruments Incorporated, heretofore filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 1997, is hereby incorporated by reference.

     *2.2 Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company and HE Holdings, Inc., heretofore filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 1997, is hereby incorporated by reference.

     *2.3 Implementation Agreement dated as of January 16, 1997 by and between Raytheon Company and General Motors Corporation, heretofore filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 1997, is hereby incorporated by reference.

     *4.1   Indenture dated as of July 3, 1995 between Raytheon Company and The
            Bank of New York, Trustee, filed as an exhibit to Raytheon's
            Registration Statement on Form S-3, File No. 33-59241, is hereby incorporated by reference.
    **4.2   Form of Indenture relating to Subordinated Debt Securities
     *4.3   Form of Debt Securities relating to Senior Debt Securities (included in Exhibit 4.1)
    **4.4   Form of Debt Securities relating to Subordinated Debt Securities
            (to be included in Exhibit 4.2)
    **4.4   Form of Warrant Agreement.
      5.1   Opinion of Thomas D. Hyde, Esq.
      *12   Statement re: computation of ratios, heretofore filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, is hereby incorporated by reference.
     23.1   Consent of Thomas D. Hyde, Esq. (included in Exhibit 5.1)
     23.2   Consent of Coopers & Lybrand L.L.P.
     23.3   Consent of Ernst & Young LLP
     23.4   Consent of Deloitte & Touche LLP
       24   Power of Attorney (Filed herewith - see signature page)

     25.1 Form T-1 Statement of Eligibility of the Senior Debt Trustee and the Subordinated Debt Trustee.

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      *  Incorporated herein by reference.
     ** To be filed either by amendment or as an exhibit to an Exchange Act Report and incorporated herein by reference.